SUPPLEMENTAL LETTER OF CREDIT AGREEMENT

Dated as of December 5, 2006

among

FIRSTENERGY CORP.

FIRSTENERGY GENERATION CORP.

and

BARCLAYS BANK PLC,

acting through its New York Branch,

as Fronting Bank

relating to

$234,520,000

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

STATE OF OHIO POLLUTION CONTROL

REVENUE REFUNDING BONDS SERIES 2006-A

(FirstEnergy Generation Corp. Project)

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TABLE OF CONTENTS

PRELIMINARY STATEMENTS		1

	ARTICLE I

	DEFINITIONS

SECTION 1.01	Certain Defined Terms.	2
SECTION 1.02	Computation of Time Periods.	11
SECTION 1.03	Accounting Terms.	11
SECTION 1.04	Certain References.	11

ARTICLE II
AMOUNTS AND TERMS OF THE LETTER OF CREDIT

SECTION 2.01	The Letter of Credit	11
SECTION 2.02	Repayments and Prepayments	12
SECTION 2.03	Source of Funds	12

ARTICLE III
CONDITIONS OF PRECEDENT

SECTION 3.01	Conditions Precedent to Issuance of the Letter of Credit.	12
SECTION 3.02	Additional Conditions Precedent to Issuance of the Letter of Credit and Amendment of the Letter of Credit	14

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of FirstEnergy	15
SECTION 4.02	Representations and Warranties of the Company	17

	ARTICLE V
	COVENANTS

SECTION 5.01	Affirmative Covenants of the Company	22
SECTION 5.02	Negative Covenants of the Company	25
SECTION 5.03	Financial Covent of the Company	29

	ARTICLE VI
	EVENTS OF DEFAULT

SECTION 6.01	Events of Default	30
SECTION 6.02	Upon an Event of Default	32

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TABLE OF CONTENTS (CONTINUED)

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EXHIBITS
Exhibit A	-	Form of Letter of Credit
Exhibit B	-	Form of Custodian Agreement
Exhibit C	-	Form of Opinion of Gary D. Benz, Esq., Counsel to FirstEnergy and the Company
Exhibit D	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP, special New York counsel to FirstEnergy and the Company
Exhibit E	-	Form of Opinions of Sidley Austin LLP, special New York counsel to the Fronting Bank
Exhibit F	-	Form of Opinion of Lovells, special English counsel to the Fronting Bank

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SUPPLEMENTAL LETTER OF CREDIT AGREEMENT

SUPPLEMENTAL LETTER OF CREDIT AGREEMENT, dated as of December 5, 2006 among:

(i)	FIRSTENERGY CORP., an Ohio corporation (“FirstEnergy”); and

(ii)	FIRSTENERGY GENERATION CORP., an Ohio corporation (the “Company”); and

(iii)
BARCLAYS BANK PLC, a banking corporation organized under the laws of England and Wales, acting through its New York Branch (the “Bank”), as Fronting Bank (in such capacity, together with its successors and permitted assigns in such capacities, respectively, the “Fronting Bank”).

PRELIMINARY STATEMENTS

(1) The Ohio Air Quality Development Authority (the “Issuer”) has caused to be issued, sold and delivered, pursuant to a Trust Indenture, dated as of December 1, 2006 (as amended from time to time in accordance with the terms thereof and hereof, the “Indenture”), between the Issuer and The Bank of New York Trust Company, N.A., as trustee (such entity, or its successor as trustee, being the “Trustee”), $234,520,000 original aggregate principal amount of State of Ohio Pollution Control Revenue Refunding Bonds, Series 2006-A (FirstEnergy Generation Corp. Project) (the “Bonds”) to various purchasers.

(2) FirstEnergy has requested that the Fronting Bank issue and the Fronting Bank agrees to issue, on the terms and conditions set forth in this Agreement and the Credit Agreement (as hereinafter defined), its Irrevocable Transferable Letter of Credit No. SB-01054, to be dated on or before December 5, 2006, in favor of the Trustee in the stated amount of $236,833,074, a form of which is attached hereto as Exhibit A (such letter of credit, as it may from time to time be extended or amended pursuant to the terms of the Credit Agreement, the “Letter of Credit”), of which (i) $234,520,000 shall support the payment of principal of the Bonds, and (ii) $2,313,074 shall support the payment of up to 36 days’ interest on the principal amount of the Bonds computed at a maximum rate of 10.0% per annum (calculated on the basis of a year of 365 days for the actual days elapsed).

(3) FirstEnergy desires that the Letter of Credit be a “Letter of Credit” issued pursuant to the Credit Agreement.

(4) Section 2.04(b) of the Credit Agreement provides that the amount, terms and conditions of each “Letter of Credit” issued under the Credit Agreement shall be subject to approval by the applicable Fronting Bank and FirstEnergy (as defined in the Credit Agreement).

(5)  The Fronting Bank and FirstEnergy agree that the Letter of Credit be issued in the amount and under the terms and conditions set forth herein and in the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Fronting Bank to issue the Letter of Credit as provided herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement or the Indenture. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advances” has the meaning assigned to that term in the Credit Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Supplemental Letter of Credit Agreement as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.

“Applicable Booking Office” means, with respect to the Fronting Bank, the office of the Fronting Bank specified as such opposite its name on Schedule I hereto or the office of an assignee in an Assignment and Acceptance relating to the Letter of Credit, or such other office of the Fronting Bank or such assignee may from time to time specify to FirstEnergy and the Company.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Assignment and Acceptance” has the meaning assigned to that term in the Credit Agreement.

“Available Amount” in effect at any time means the maximum amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for drawing and no reduction for any amount drawn by the Trustee in order to make a regularly scheduled payment of interest on the Bonds (unless such amount is not reinstated under the Letter of Credit).

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Bankruptcy Law” has the meaning assigned to that term in Section 8.01(a).

“Beneficiary” has the meaning assigned to that term in Section 8.01(a).

“Bonds” has the meaning assigned to that term in the Preliminary Statements hereto.

“Business Day” means any day other than (i) a Saturday or Sunday or legal holiday or day on which banking institutions in the city or cities in which the “Designated Office” (as defined in the Indenture) of the Trustee, the Tender Agent or the Paying Agent or the office of the Fronting Bank which will honor draws upon the Letter of Credit, are located are authorized by law or executive order to close or (ii) a day on which the New York Stock Exchange, FirstEnergy, the Company or the Remarketing Agent is closed.

“Cancellation Date” has the meaning assigned to that term in the Letter of Credit.

“Capital Lease” means any lease which is capitalized on the books of the lessee in accordance with GAAP, consistently applied. The term “Capital Lease” shall not include any operating leases that, under GAAP, are not so capitalized.

“Cash and Cash Equivalents” means (i) cash on hand; (ii) demand deposits maintained in the United States or any other country with any commercial bank, trust company, savings and loan association, savings bank or other financial institution; (iii) time deposits maintained in the United States or any other country with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank, securities dealer, trust company, savings and loan association, savings bank or other financial institution; (iv) direct obligations of, or unconditionally guaranteed by, the United States or any agency thereof and having a maturity of one year or less; and (v) commercial paper having a maturity of one year or less.

“Change in Control (Company)” means the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Company’s then outstanding common stock either (x) acquires shares of common stock of the Company in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Company, other than solely as a result of such entity, person or group having acquired beneficial ownership of 20% or more of the outstanding common stock of FirstEnergy, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Company or any of its direct or indirect subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Company; or (ii) at any time prior to the Cancellation Date when FirstEnergy is not the sole legal and beneficial owner, directly or indirectly, of the outstanding capital stock of the Company, the election or appointment of persons to the Company’s board of directors who were not directors of the Company on the date hereof, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly elected or appointed directors constitute 20% or more of the directors of the board of directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Company” has the meaning assigned to that term in the preamble hereto.

“Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Debt of the Company and any of its Subsidiaries, (ii) the aggregate principal amount of Trust Preferred Securities of the Company and its Consolidated Subsidiaries, (iii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Company or any of its Consolidated Subsidiaries is liable as a lessee, and (iv) the aggregate principal amount of Stranded Cost Securitization Bonds of the Company and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with FirstEnergy and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion Date” means the effective date for conversion to an Interest Rate Mode for an Interest Period ending on the maturity date of the Bonds as such date is specified in the certificate of the Trustee in the form of Exhibit 6 to the Letter of Credit.

“Credit Agreement” means that certain Credit Agreement, dated as of August 24, 2006, among FirstEnergy and certain other borrowers, certain banks, Citibank, N.A., as Administrative Agent, Barclays Bank PLC, acting through its New York Branch, as a Fronting Bank and certain other Fronting Banks, and the Swing Line Lenders named therein, as it may be amended, supplemented or otherwise modified in accordance with the terms thereof at any time and from time to time.

“Credit Documents” means this Agreement, the Credit Agreement and any and all other instruments and documents (including, without limitation, any fee letter) executed and delivered in connection with any of the foregoing.

“Credit Party” means each of FirstEnergy and the Company.

“Custodian” means The Bank of New York Trust Company, N.A., in its capacity as Custodian under the Custodian Agreement, together with its successors and assigns in such capacity.

“Custodian Agreement” means the Custodian and Pledge Agreement of even date herewith among FirstEnergy, the Fronting Bank and the Custodian, substantially in the form of Exhibit B attached hereto.

“Date of Issuance” means the date of issuance of the Letter of Credit.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt of the Company to Total Capitalization of the Company.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosure Documents” means FirstEnergy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005, FirstEnergy’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange commission for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 and FirstEnergy’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on or before December 4, 2006.

“Drawing” has the meaning assigned to that term in the Credit Agreement.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“First Mortgage Bond Indenture” means, an indenture or similar instrument pursuant to which the Company may issue bonds, notes or similar instruments secured by a lien on all or substantially all of its Fixed Assets.

“First Mortgage Bonds” means first mortgage bonds at any time issued by the Company pursuant to a First Mortgage Bond Indenture.

“FirstEnergy” has the meaning assigned to that term in the preamble hereto.

“Fixed Assets” means, with respect to any Person, at any time, total net plant, including construction work in progress, as reported by such Person on its most recent consolidated balance sheet.

“Fronting Bank” has the meaning assigned to that term in the preamble hereto.

“Fronting Bank Fee Letter” has the meaning assigned to that term in the Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Credit Document or any Related Documents or have a material adverse effect on the transactions contemplated by any Credit Document or any Related Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including in any event any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Debt or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Guaranteed Obligations” has the meaning assigned to that term in Section 8.01(a).

“Guaranty” has the meaning assigned to that term in Section 8.01(a).

“Indenture” has the meaning assigned to that term in the Preliminary Statements hereto.

“Interest Period” has the meaning assigned to that term in the Indenture.

“Interest Rate Mode” has the meaning assigned to that term in the Indenture.

“Issuer” has the meaning assigned to that term in the Preliminary Statements hereto.

“Letter of Credit” has the meaning assigned to that term in the Preliminary Statements hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement and the other Credit Documents, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Agreement” has the meaning assigned to the term “Agreement” in the Indenture.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of such Person and its Subsidiaries taken as a whole, (b) the ability of such Person to perform its obligations under any Credit Document, the Credit Agreement or any Related Document or (c) the validity or enforceability of any Credit Document, the Credit Agreement or any Related Document or the rights or remedies of the Fronting Bank hereunder or thereunder.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Debt” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to the Company or any of its Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Notes” means any bonds, notes or similar instruments (unsecured other than by First Mortgage Bonds) issued by the Company in exchange for cash in any publicly-registered offering, private placement, or other offering exempt from registration under Federal and state securities laws, but excluding any notes issued by the Company in connection with any revolving credit facility, term loan facility, letter of credit reimbursement agreement or other bank credit facility of the Company.

“Obligations” means Reimbursement Obligations with respect to the Letter of Credit and Advances made to satisfy any such Reimbursement Obligation, fees relating to the Letter of Credit, all accrued and unpaid commitment fees and all other obligations of the Credit Parties to the Fronting Bank arising under or in relation to this Agreement and the Letter of Credit and the Credit Agreement with respect to the Letter of Credit or any other Credit Document.

“Official Statement” means the Official Statement, dated November 21, 2006 relating to the Bonds, together with any supplements or amendments thereto and all documents incorporated therein (or in any such supplements or amendments) by reference.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Paying Agent” has the meaning assigned to that term in the Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Investments” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, (ii) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s, (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has combined capital and surplus and undivided profits of not less than $500,000,000, and (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) of this definition and entered into with a financial institution satisfying the criteria described in clause (iii) of this definition.

“Permitted Liens” has the meaning assigned to that term in Section 5.02(a).

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledged Bonds” means the Bonds purchased with moneys received under the Letter of Credit in connection with a Tender Drawing and owned or held by the Company or an affiliate of the Company or by the Trustee and pledged to the Fronting Bank pursuant to the Custodian Agreement.

“Post Petition Interest” has the meaning assigned to that term in Section 8.05(b).

“Purchase Agreement” means the Bond Purchase Agreement dated December 4, 2006, between the Issuer and the “Underwriters” identified therein.

“Reimbursement Obligations” has the meaning assigned to that term in the Credit Agreement.

“Related Documents” means the Bonds, the Indenture, the Loan Agreement, the Remarketing Agreement, the Custodian Agreement and the Fronting Bank Fee Letter with respect to the Letter of Credit.

“Remarketing Agent” has the meaning assigned to that term in the Indenture.

“Remarketing Agreement” means any agreement or other arrangement pursuant to which a Remarketing Agent has agreed to act as such pursuant to the Indenture.

“Restricted Payment” means any dividend or other distribution by the Company or any of its Subsidiaries (whether in cash, securities or other property) with respect to any ownership interest or shares of any class of equity securities of the Company or any such Subsidiary, or any payment (whether in cash, securities or other property), including, without limitation, any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such interest or shares or any option, warrant or other right to acquire any such interest or shares.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Stated Expiration Date” has the meaning assigned to that term in the Letter of Credit.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subordinated Obligations” has the meaning assigned to that term in Section 8.05.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Tender Agent” has the meaning assigned to that term in the Indenture.

“Tender Drawing” means a drawing under the Letter of Credit resulting from the presentation of a certificate in the form of Exhibit 2 to the Letter of Credit.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a) (2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Capitalization” means at any date of determination the sum, without duplication, of (i) Consolidated Debt of the Company, (ii) consolidated equity of the common stockholders of the Company and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Company and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities of the Company and its Consolidated Subsidiaries.

“Transition Plan Order” means the Opinion and Order of The Public Utilities Commission of Ohio in Case Nos. 99—1212—EL—ETP, 99—1213—EL—ATA and 99—1214—EL—AAM, entered July 19, 2000, as amended and supplemented by the Opinion and Order in Case No. 03-2144-EL-ATA, entered June 9, 2004.

“Trust Preferred Securities” means securities, however denominated, (A) issued by the Company or any of its Consolidated Subsidiaries, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Stated Expiration Date.

“Trustee” has the meaning assigned to that term in the Preliminary Statements hereto.

“Underwriters” means the “Underwriters” identified in the Purchase Agreement.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein.

SECTION 1.04. Internal References. The words “herein”, “hereof’ and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and “Article”, “Section”, “subsection”, “paragraph”, “Exhibit”, “Schedule” and respective references are to this Agreement unless otherwise specified. References herein or in any Related Document to any agreement or other document shall, unless otherwise specified herein or therein, be deemed to be references to such agreement or document as it may be amended, modified or supplemented after the date hereof from time to time in accordance with the terms hereof or of such Related Document, as the case may be.

ARTICLE II

AMOUNT AND TERMS OF THE LETTER OF CREDIT

SECTION 2.01. The Letter of Credit. The Fronting Bank agrees, on the terms and conditions hereinafter set forth and the satisfaction of the conditions for the issuance of a “Letter of Credit” set forth in Sections 3.01 and 3.02 of the Credit Agreement, to issue the Letter of Credit to the Trustee at or before 1:00 P.M. (New York City time) on December 5, 2006. The Fronting Bank and FirstEnergy agree that the Letter of Credit shall be a “Letter of Credit” as defined in, and is issued pursuant to, the Credit Agreement. The Fronting Bank, the Company and FirstEnergy acknowledge and agree that the Letter of Credit is the initial “Credit Facility” under the Indenture.

SECTION 2.02. Repayments and Prepayments. Prior to or simultaneously with the receipt of proceeds related to the remarketing of Bonds purchased pursuant to one or more Tender Drawings, the Credit Parties shall directly, or through the Remarketing Agent, the Tender Agent or the Paying Agent on behalf of the Credit Parties, repay or prepay (as the case may be) the then-outstanding Reimbursement Obligations with respect to the Letter of Credit and Advances made to satisfy any such Reimbursement Obligation (in the order in which they were made) by paying to the Fronting Bank an amount equal to the sum of (i) the aggregate principal amount of the Bonds remarketed plus (ii) all accrued interest on the principal amount of such Reimbursement Obligations and/or Advances so repaid or prepaid, in each case in accordance with the provisions of Section 2.04(g) or 2.12 of the Credit Agreement, as the case may be.

SECTION 2.03. Source of Funds. All payments made by the Fronting Bank pursuant to the Letter of Credit shall be made from funds of the Fronting Bank, respectively, and not from funds obtained from any other Person.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Issuance of the Letter of Credit. The obligation of the Fronting Bank to issue the Letter of Credit is subject to conditions precedent to the issuance of a “Letter of Credit” set forth in Sections 3.01 and 3.02 of the Credit Agreement and the additional conditions precedent that the Fronting Bank shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to the Fronting Bank:

(a) Counterparts of each of this Agreement and Fronting Bank Fee Letter with respect to the Letter of Credit, duly executed by the Credit Parties and the Fronting Bank;

(b) Counterparts of the Custodian Agreement, duly executed by the Company, the Fronting Bank and the Custodian;

(c) Certified copies of each of FirstEnergy’s and Company’s Organizational Documents;

(d) Evidence of the status of each of FirstEnergy and the Company as a duly organized and validly existing corporation under the laws of the State of Ohio;

(e) A duplicate copy, certified, as of the Date of Issuance, by the Company (in a manner satisfactory to the Fronting Bank) to be a true and complete copy, of all proceedings relating to the issuance and sale of the Bonds;

(f) A duplicate copy, certified, as of the Date of Issuance, by FirstEnergy (in a manner satisfactory to the Fronting Bank) to be a true and complete copy, of each Related Document not delivered pursuant to subsection (e) above, together with opinion letters of counsel to the Issuer, the Trustee and/or the Custodian, as applicable, providing for the reliance thereon by the Fronting Bank and any related closing certificates of the Issuer;

(g) Certified copies of audited consolidated financial statements of FirstEnergy and its Subsidiaries for the 2004 and 2005 fiscal years;

(h) Certified copies of the resolutions of the Board of Directors of each of FirstEnergy and the Company authorizing each Credit Document to which it is a party and all of the Related Documents to which each such Credit Party is a party and the transactions contemplated hereby and thereby, and of all other documents evidencing any other necessary corporate action;

(i) Evidence that the Remarketing Agent has acknowledged and accepted in writing its appointment as Remarketing Agent under the Indenture and its duties and obligations thereunder;

(j) Duplicate copies (certified by the Secretary or an Assistant Secretary of FirstEnergy to be true and complete copies) of all governmental actions and regulatory approvals (including, without limitation, approvals or orders of the Issuer and the FERC, if any) necessary for FirstEnergy to enter into this Agreement and each of the Related Documents to which FirstEnergy is a party and the transactions contemplated hereby and thereby;

(k) Duplicate copies (certified by the Secretary or an Assistant Secretary of the Company to be true and complete copies) of all governmental actions and regulatory approvals (including, without limitation, approvals or orders of the Issuer and the FERC, if any) necessary for the Company to enter into this Agreement and each of the Related Documents to which the Company is a party and the transactions contemplated hereby and thereby;

(l) A certificate of the Secretary or an Assistant Secretary of each of FirstEnergy and the Company certifying the names, true signatures and incumbency of the officers of each such Credit Party authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder or thereunder;

(m) An opinion letter of Gary D. Benz, Esq., Associate General Counsel of FirstEnergy and counsel to the Company, in substantially the form of Exhibit C and as to such other matters as the Fronting Bank may reasonably request;

(n) An opinion letter of Akin Gump Strauss Hauer & Feld LLP, special New York counsel to FirstEnergy and the Company, in substantially the form of Exhibit D and as to such matters as the Fronting Bank may reasonably request;

(o) An opinion letter of Sidley Austin LLP, special New York counsel to the Fronting Bank, in substantially the form of Exhibit E and as to such other matters as the Fronting Bank my reasonably request;

(p) An opinion letter of Lovells, special English counsel to the Fronting Bank, in substantially the form of Exhibit F and as to such matters as the Fronting Bank may reasonably request;

(q) A letter from Squire, Sanders & Dempsey, L.L.P., Bond Counsel, addressed to the Fronting Bank and stating therein that such Person may rely on the final approving opinion letter of such firm delivered in connection with the issuance of the Bonds;

(r) Copies of the Official Statement used in connection with the offering of the Bonds;

(s) Letters from S&P and Moody’s to the effect that the Bonds have been rated the ratings of the Fronting Bank, such letters to be in form and substance satisfactory to the Fronting Bank;

(t) A certificate of an authorized officer of the Custodian certifying the names, true signatures and incumbency of the officers of the Custodian authorized to sign the documents to be delivered by it hereunder and as to such other matters as the Fronting Bank may reasonably request;

(u) A certificate of an authorized officer of the Trustee certifying the names, true signatures and incumbency of the officers of the Trustee authorized to make drawings under the Letter of Credit and as to such other matters as the Fronting Bank may reasonably request; and

(v)  The Fronting Bank shall have received from the Credit Parties the amounts payable to the Fronting Bank upon the issuance of the Letter of Credit pursuant to the Fronting Bank Fee Letter.

SECTION 3.02. Additional Conditions Precedent to Issuance of the Letter of Credit and Amendment of the Letter of Credit.  The obligation of the Fronting Bank to issue the Letter of Credit, or to amend, modify or extend the Letter of Credit, shall be subject to the further conditions precedent that on the Date of Issuance and on the date of such amendment, modification or extension, as the case may be:

(a) The following statements shall be true and the Fronting Bank shall have received a certificate from each Credit Party signed by a duly authorized officer of such Credit Party, dated such date, stating that:

(i) The representations and warranties of such Credit Party contained in Article IV of this Agreement or in the Credit Agreement, as the case may be, and as applicable in the Related Documents are true and correct in all material respects on and as of such date as though made on and as of such date (except to the extent such representations and warranties relate solely to a specified earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); and

(ii) No event has occurred and is continuing, or would result from the issuance of the Letter of Credit or such amendment, modification or extension of the Letter of Credit (as the case may be), which constitutes a Default or an Event of Default; and

(iii) True and complete copies of the Related Documents (including all exhibits, attachments, schedules, amendments or supplements thereto) have previously been delivered to the Fronting Bank and the Related Documents have not been modified, amended or rescinded, and are in full force and effect as of the Date of Issuance; and

(b) The Fronting Bank shall have received such other approvals, opinions or documents as the Fronting Bank may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of FirstEnergy. FirstEnergy hereby represents and warrants as of (i) the date hereof, (ii) the Date of Issuance, (iii) the date of any Drawing under the Letter of Credit, and (iv) the date of any amendment, modification or extension of the Letter of Credit, as follows:

(a) Corporate Authorization. The execution, delivery and performance by FirstEnergy of this Agreement and each Related Document are within FirstEnergy’s corporate powers, have been duly authorized by all necessary corporate action on the part of FirstEnergy and did not, do not, and will not, require the consent or approval of FirstEnergy shareholders, or any trustee or holder of any Debt or other obligation of FirstEnergy, other than such consents and approvals as have been, or on or before the Date of Issuance, will have been, duly obtained, given or accomplished.

(b) No Violation, Etc. Neither the execution, delivery or performance by FirstEnergy of this Agreement or any Related Document nor the consummation by FirstEnergy of the transactions contemplated hereby, nor compliance by FirstEnergy with the provisions hereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of FirstEnergy’s Organizational Documents or any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates. There is no provision of (i) any of FirstEnergy’s Organizational Documents, (ii) except as disclosed in the Disclosure Documents, any Applicable Law, or (iii) any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely to materially adversely affect, the business, operations, affairs, condition, properties or assets of FirstEnergy, or its ability to perform its obligations under this Agreement or any Related Document.

(c) Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by FirstEnergy of, or the consummation by FirstEnergy of the transactions contemplated by, this Agreement or any Related Document to which it is, or is to become, a party, except such Governmental Actions as have been duly obtained, given or accomplished. No Governmental Action by any Governmental Authority relating to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Federal Power Act, the Atomic Energy Act, the Nuclear Waste Act, the Public Utility Holding Company Act of 1935, the Ohio Public Utility Act, energy or nuclear matters, public utilities, the environment or health and safety matters is or will be required in connection with the participation by the Fronting Bank in the consummation of the transactions contemplated by this Agreement and the Related Documents, or will be required to be obtained by any of such Persons during the term of this Agreement, except such Governmental Actions (i) as have been duly obtained, given or accomplished or (ii) as may be required by Applicable Law not now in effect. None of the Governmental Actions referred to in the first sentence of this subsection (d) or in clause (i) of the second sentence of this subsection (d) are the subject of appeal or reconsideration or other review, and the time in which to make an appeal or request the review or reconsideration of any such Governmental Action has expired with any appeal or request for review or reconsideration not having been taken or made.

(d) Execution and Delivery. This Agreement and any Related Document to which FirstEnergy is a party have been duly executed and delivered by FirstEnergy, and this Agreement and each such Related Document is the legal, valid and binding obligation of FirstEnergy enforceable in accordance with its respective terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(e) Full Force and Effect.  The Credit Agreement and each Related Document is in full force and effect. FirstEnergy has duly and punctually performed and observed all the terms, covenants and conditions contained in each such Related Document on its part to be performed or observed, and no Default or Event of Default has occurred and is continuing.

(f) Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the ability of FirstEnergy to perform its obligations under this Agreement, the Credit Agreement or any Related Document to which it is a party.

(g) Litigation. There is no pending or threatened action, investigation or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) before any court, governmental agency or arbitrator against or affecting FirstEnergy or any of its Subsidiaries which purports to affect the legality, validity or enforceability of this Agreement, the Credit Agreement or any Related Document.

(h) Accuracy of Information. No exhibit, schedule, report or other written information provided by or on behalf of FirstEnergy or its agents to the Fronting Bank in connection with the negotiation, execution and closing of this Agreement knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(i) Taxability. The performance of this Agreement and the transactions contemplated herein will not affect the status of the interest on the Bonds as exempt from Federal income tax.

(j)  No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of FirstEnergy to the Fronting Bank pursuant to or in connection with this Agreement and the transactions contemplated hereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

SECTION 4.02. Representations and Warranties of the Company. The Company hereby represents and warrants as of (i) the date hereof, (ii) the Date of Issuance, (iii) the date of any Drawing under the Letter of Credit, and (iv) the date of any amendment, modification or extension of the Letter of Credit, as follows:

(a) Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of the Commonwealth of Pennsylvania and each other state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect with respect to the Company, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each Related Document are within the Company’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Company and did not, do not, and will not, require the consent or approval of the Company shareholders, or any trustee or holder of any Debt or other obligation of the Company, other than such consents and approvals as have been, or on or before the Date of Issuance, will have been, duly obtained, given or accomplished.

(c) No Violation, Etc. Neither the execution, delivery or performance by the Company of this Agreement or any Related Document nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with the provisions hereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the Company’s Organizational Documents or any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Affiliates is party or by which its property or the property of any of its Affiliates is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Affiliates. There is no provision of (i) any of the Company’s Organizational Documents, (ii) except as disclosed in the Disclosure Documents, any Applicable Law, or (iii) any such indenture, mortgage, lease or other agreement or instrument that has, or in the future is likely to have, a Materially Adversely Effect.

(d) Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by the Company of, or the consummation by the Company of the transactions contemplated by, this Agreement or any Related Document to which it is, or is to become, a party, except such Governmental Actions as have been duly obtained, given or accomplished. No Governmental Action by any Governmental Authority relating to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Federal Power Act, the Atomic Energy Act, the Nuclear Waste Act, the Public Utility Holding Company Act of 1935, the Ohio Public Utility Act, energy or nuclear matters, public utilities, the environment or health and safety matters is or will be required in connection with the participation by the Fronting Bank in the consummation of the transactions contemplated by this Agreement and the Related Documents, or will be required to be obtained by any of such Persons during the term of this Agreement, except such Governmental Actions (i) as have been duly obtained, given or accomplished or (ii) as may be required by Applicable Law not now in effect. None of the Governmental Actions referred to in the first sentence of this subsection (d) or in clause (i) of the second sentence of this subsection (d) are the subject of appeal or reconsideration or other review, and the time in which to make an appeal or request the review or reconsideration of any such Governmental Action has expired with any appeal or request for review or reconsideration not having been taken or made.

(e) Execution and Delivery. This Agreement and any Related Document to which the Company is a party have been duly executed and delivered by the Company, and this Agreement and each such Related Document is the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms.

(f) Full Force and Effect.  The Credit Agreement and each Related Document is in full force and effect. The Company has duly and punctually performed and observed all the terms, covenants and conditions contained in each such Related Document on its part to be performed or observed, and no Default or Event of Default has occurred and is continuing.

(g) Bonds Validly Issued. The Bonds have been duly authorized, authenticated and issued and delivered, and are the legal, valid and binding obligations of the Issuer, and are not in default.

(h) Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the Company’s properties or business or results of operations, or in the prospects of the Company and its Subsidiaries, or in the ability of the Company to perform its obligations under this Agreement or any Related Document to which it is a party.

(i) Litigation. There is no pending or threatened action, investigation or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) before any court, governmental agency or arbitrator against or affecting the Company or any of its Subsidiaries which (i) purports to affect the legality, validity or enforceability of this Agreement or any Related Document or (ii) may have a Material Adverse Effect with respect to the Company except (with respect to this clause (ii) only) as is disclosed in the Disclosure Documents.

(j) Taxes. The Company and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof other than such taxes that the Company or such Subsidiary is contesting in good faith by appropriate legal proceedings.

(k) Environmental. Except as otherwise disclosed in the Disclosure Documents or otherwise to the Fronting Bank by the Company in writing, (i) facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by it and its Subsidiaries in compliance with all Environmental Laws, except for such failures to comply which would not give rise to any potential material liability of the Company or any of its Subsidiaries; and (ii) there have been no past, and, to the Company’s actual knowledge, there are no pending or threatened (A) claims, complaints or notices for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (B) complaints or notices to the Company or any of its Subsidiaries regarding potential material liability under any Environmental Law, except for such alleged violations which would not give rise to any potential material liability of the Company or any of its Subsidiaries.

(l) Title to Real Property. The Company and each of its Subsidiaries has good and marketable title to all of the real property it purports to own, free and clear of Liens other than Permitted Liens.

(m) ERISA. (i) No Termination Event has occurred nor is reasonably expected to occur with respect to any Plan.

(ii) Schedule B (Actuarial Information) to the 2003 annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Fronting Bank, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither the Company nor any of its Affiliates has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(n) Official Statement. Except for information contained in the Official Statement furnished in writing by or on behalf of the Issuer, the Trustee, the Tender Agent, the Paying Agent, the Underwriters, the Remarketing Agent or the Fronting Bank specifically for inclusion therein, the Official Statement and any supplement or “sticker” thereto are accurate in all material respects for the purposes for which their use shall be authorized; and the Official Statement and any such supplement or “sticker”, when read together with the statement that it supplements or amends, does not, as of its date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

(o) Accuracy of Information. No exhibit, schedule, report or other written information provided by or on behalf of the Company or its agents to the Fronting Bank in connection with the negotiation, execution and closing of this Agreement and the Custodian Agreement (including, without limitation, the Official Statement) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(p) Margin Stock; Investment Company. No proceeds of the Bonds or of the Letter of Credit will be used in violation of, or in any manner that would result in a violation by any party hereto of, Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or any successor regulations. The Company (i) is not an “investment company” within the meaning ascribed to that term in the Investment Company Act of 1940 and (ii) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

(q) Taxability. The performance of this Agreement and the transactions contemplated herein will not affect the status of the interest on the Bonds as exempt from Federal income tax.

(r) Solvency. (i) The fair salable value of the Company’s assets will exceed the amount that will be required to be paid on or in respect of the probable liability on the Company’s existing debts and other liabilities (including contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) the Company does not intend to incur debt beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) the Company does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The Company’s cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

(s) No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Company to the Fronting Bank pursuant to or in connection with this Agreement and the transactions contemplated hereby do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

(t) Utility Regulation. Pursuant to the Public Utility Holding Company Act of 2005, the Company will be subject to the jurisdiction of the FERC as a “public utility” within the meaning of the Federal Power Act, as amended (“FPA”), and subject to FERC regulation, including such regulations as the FERC may adopt relating to accounting, cost allocation, record keeping another rules governing transactions between holding companies and their service companies. The Company is also subject to the limited jurisdiction of any State commission with jurisdiction to regulate a public utility company in the Company's holding company system, with respect to access to the books and records of the Company. The Company has obtained blanket authority from the FERC under Section 204 of the FPA, and/or is exempt from any requirement to obtain FERC approval, to issue securities and assume liabilities, and such authorization and/or exemption remains in full force and effect. No further regulatory authorizations from either the FERC or any State commission are required for this transaction.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants of the Company. So long as a drawing is available under the Letter of Credit or the Credit Parties shall have any obligation to pay any amount to the Fronting Bank with respect to the Letter of Credit under the Credit Agreement or hereunder, the Company will, unless the Fronting Bank shall otherwise consent in writing:

(a) Preservation of Corporate Existence, Etc. Without limiting the rights of the Company under Section 5.02(f) hereof, (i) preserve and maintain its corporate existence in the state of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges, licenses, permits and franchises necessary or desirable in the normal conduct of its business.

(b) Compliance with Laws, Payment of Taxes, Etc. Comply, and cause each of its Subsidiaries to comply, in all respects with all Applicable Laws of any Governmental Authority, the noncompliance with which in such respect could reasonably be expected to have a Material Adverse Effect with respect to the Company, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested is good faith.

(c) Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates and furnish to the Fronting Bank, within a reasonable time after written request therefor, such information as to the insurance carried as the Fronting Bank may reasonably request.

(d) Visitation Rights. At any reasonable time and from time to time as the Fronting Bank may reasonably request, permit the Fronting Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers or directors and with their independent public accountants; provided, however, that the Company reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Fronting Bank agrees to use reasonable efforts to ensure that any information concerning the Company or any of its Subsidiaries obtained by the Fronting Bank pursuant to this Section which is not contained in a report or other document filed with the Securities and Exchange Commission, distributed by the Company to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Fronting Bank’s business operations (which shall include, without limitation, providing such information to regulatory authorities and such Fronting Bank’s sharing of its liability under the Letters of Credit with other banks), be treated confidentially by the Fronting Bank and will not be distributed or otherwise made available by the Fronting Bank to any Person, other than (i) the Fronting Bank’s affiliates, employees, authorized agents or representatives, (ii) to legal counsel, accountants, and other professional advisors to the Fronting Bank or to prospective assignees and participants pursuant to Section 7.09, (iii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (iv) to rating agencies if requested or required by such agencies in connection with a rating relating to the Letter of Credit issued hereunder; provided that, for purposes of the foregoing clauses (ii), (iii) and (iv), prior to any such disclosure to any such Person, such Person shall agree to preserve the confidentiality of any confidential information relating to the Company or any of its Subsidiaries received by it from the Fronting Bank.

(e) Keeping of Books; Access to Information on Remarketing Agent and Tender Agent. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Company and such Subsidiary in accordance with generally accepted accounting principles, consistently applied except to the extent described therein, and to the extent permitted under the terms of the Indenture and reasonably requested by the Fronting Bank, inspect, and provide access to information received by the Company with respect to any inspection of, the books and records of the Remarketing Agent and the Tender Agent.

(f) Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Company or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise).

(g) Reporting Requirements. Furnish, or cause to be furnished, to the Fronting Bank, the following:

(i) as soon as possible and in any event within five Business Days after the occurrence of each Default or Event of Default, the statement of an authorized officer of the Company setting forth details of such Default or Event of Default and the action which the Credit Parties have taken and propose to take with respect thereto;

(ii)  promptly and in any event within two Business Days after receipt thereof, copies of each written notice received by the Company from the Trustee, the Paying Agent, the Underwriters, the Remarketing Agent or the Tender Agent pursuant to any of the Related Documents; and

(iii) promptly and in any event within two Business Days after the Trustee resigns as trustee under the Indenture, notice of such resignation.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that any transaction with any Affiliate of the Company which transaction (or any plan that involves such transaction) has been approved by the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission, the FERC or the Securities and Exchange Commission, as the case may be, shall not be subject to this Section.

(i) Environmental Laws.  (i) Comply with, cause each of its Subsidiaries to comply with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, cause each of its Subsidiaries to obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries.

(ii) Conduct and complete, and cause each of its Subsidiaries to conduct and complete, all investigations, studies, sampling, and testing and remedial, removal and other actions required under Environmental Laws and promptly comply with, and cause each of its Subsidiaries to promptly comply with, all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries.

(iii) Defend, indemnify and hold harmless the Fronting Bank, the Fronting Bank and each Bank, and their respective employees, agents, officers, directors and affiliates from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities relating thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

(j) Redemption or Defeasance of Bonds. Use its best efforts to cause the Trustee, upon redemption or defeasance of all of the Bonds pursuant to the Indenture, to surrender the Letter of Credit to the Fronting Bank for cancellation.

(k) Registration of Bonds. Cause all Bonds which it acquires, or which it has had acquired for its account, to be registered forthwith in accordance with the Indenture and the Custodian Agreement in the name of the Company or its nominee (the name of any such nominee to be disclosed to the Trustee and the Fronting Bank).

(l) Related Documents. Perform and comply in all material respects with each of the provisions of each Related Document to which it is a party.

(m) Use of Letter of Credit. Cause the Letter of Credit to be used in support of the payment of principal, and interest on the principal amount, of the Bonds.

SECTION 5.02. Negative Covenants of the Company. So long as a drawing is available under the Letter of Credit or the Credit Parties shall have any obligation to pay any amount to the Fronting Bank with respect to the Letter of Credit under the Credit Agreement or hereunder, the Company will not, without the written consent of the Fronting Bank:

(a) Liens, Etc. Except as permitted in Section 5.02(b) and (c), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, in each case to secure or provide for the payment of Debt, other than the following Liens (“Permitted Liens”) (i) Liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Company or any of its Subsidiaries is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Subsidiary of the Company; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens created to secure Debt in respect of First Mortgage Bonds; provided, however, that the principal amount of Debt secured by the Liens described in this clause (iv) shall not at any time exceed the depreciated book value of the property subject to such Liens; (v) Liens in existence on the date of this Agreement; and (vi) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in the foregoing clauses (i) through (v); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property). Notwithstanding the foregoing, this subsection (a) shall have no force or effect if and for so long as the Obligations are secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Drawings and Advances with respect to the Letter of Credit.

(b) Cash Collateral. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest, other charge or encumbrance, or any other type of preferential arrangement upon or with respect to its Cash and Cash Equivalents or marketable securities, in each case to secure or provide for the payment of Debt, in an amount in excess of $100,000,000 in the aggregate, unless, on or prior to the date thereof, the Company shall have (i) pursuant to documentation satisfactory to the Fronting Bank, equally and ratably secured the obligations of the Company under this agreement by a preferential arrangement with respect to such Cash and Cash Equivalents and marketable securities of a similar type acceptable to the Fronting Bank in its sole discretion, and (ii) caused the creditor or creditors, as the case may be, in respect of such Debt to have entered into an intercreditor agreement in form, scope and substance satisfactory to the Fronting Bank. Notwithstanding the foregoing, this subsection (b) shall have no force or effect if and for so long as the Obligations are secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Drawings and Advances with respect to the Letter of Credit.

(c) Security. In connection with any Debt incurred after the date hereof by the Company or any of its Subsidiaries (other than refinancings of Debt of the Company or any such Subsidiary that is outstanding and secured in the manner described below as of the date hereof), sell or otherwise transfer, or arrange for the sale or transfer by any Person of, any security of any Person (including, without limitation, First Mortgage Bonds), which security is secured, in whole or in part, directly or indirectly, by any property of the Company or any of its Subsidiaries, in any case to secure the obligations of the Company thereunder or in respect thereof, unless, on or prior to the date thereof, the Company or such Subsidiary (as the case may be) shall have (i) pursuant to documentation satisfactory to the Fronting Bank, equally and ratably secured the Obligations of the Company hereunder by a preferential arrangement with respect to, or by a transfer to the Fronting Bank of, such securities of a similar type acceptable to the Fronting Bank in its sole discretion, and (ii) caused the creditor or creditors, as the case may be, in respect of such Debt to have entered into with the Fronting Bank an intercreditor agreement in form, scope and substance satisfactory to the Fronting Bank. Notwithstanding the foregoing, it is expressly understood and agreed that this subsection (c) shall: (I) not apply to the issuance by the Company of (A) First Mortgage Bonds sold or issued in exchange for cash in an amount, or other assets having an aggregate fair market value, in each case not less than the fair market value of such First Mortgage Bonds at the time of such sale or exchange; (B) First Mortgage Bonds issued to provide for the payment of the Company’s (1) reimbursement obligations to any financial institution in respect of any letter of credit, bond insurance policy or similar credit support that supports the payment of principal, interest and/or premium (if any) under pollution control revenue bonds issued for the benefit of the Company, (2) payment obligations to the trustee under any indenture pursuant to which pollution control revenue bonds have been issued for the benefit of the Company, to enable the issuer of such pollution control revenue bonds to satisfy its payment obligations to the holders of such pollution control revenue bonds, or (3) obligations to the holders of Notes issued by the Company; or (C) First Mortgage Bonds issued pursuant to a First Mortgage Bond Indenture of the Company to the trustee under any new mortgage bond indenture of the Company, which new indenture shall provide that the Company may not, while any mortgage bonds are outstanding under such new indenture, issue any First Mortgage Bonds under a First Mortgage Bond Indenture except to such trustee as the basis for the issuance of mortgage bonds thereunder described in the foregoing clauses (B) and (C) to entitle such financial institutions and the holders of such pollution control revenue bonds, Notes and mortgage bonds to the benefits of the Lien of a First Mortgage Bond Indenture; and (II) have no force or effect if and for so long as the Obligations are fully secured by First Mortgage Bonds and/or cash collateral in an aggregate principal amount at least equal to the sum of (x) the Available Amount and (y) the aggregate outstanding principal amount of all unreimbursed Drawings and Advances with respect to the Letter of Credit. For purposes of this subsection (c), the phrase “refinancings of Debt” shall include, but shall not be limited to, Debt incurred after the date hereof pursuant to a commitment to extend credit so long as such commitment replaced one or more commitments to extend credit entered into prior to the date hereof and the new commitment to extend credit is in an aggregate principal amount (whether drawn or undrawn) of the Debt being refinanced.

(d) Certain Amendments. Amend or modify, or enter into or consent to any amendment or modification of: (i) any of its Organizational Documents (including the provisions thereof restricting the payment of dividends), (ii) its accounting policies, (iii) any First Mortgage Bond Indenture (including the provisions thereof restricting the payment of dividends), or (iv) any Related Document, in each case in any manner adverse to the interests of the Fronting Bank in its reasonable judgment and, with respect to the Indenture and the Loan Agreement, except in compliance with Section 15.01, 15.02 and 15.03 of the Indenture; provided, however, that any amendment or modification of any Related Document that assigns or otherwise transfers the Company’s rights or obligations thereunder to any other Person shall require the prior written consent of the Fronting Bank.

(e) Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, as amended, and in ERISA) involving any Plan which may result in any liability of the Company to any Person which (in the reasonable opinion of the Fronting Bank) is material to the financial position or operations of the Company or (ii) allow or suffer to exist any other event or condition known to the Company which results in any liability of the Company to the PBGC which (in the reasonable opinion of the Fronting Bank) is material to the financial position or operations of the Company. For purposes of this Section 5.02(d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(f) Mergers, Etc. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (except as permitted by Section 5.02(g)) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of the Company (provided that such wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

(ii) any wholly-owned Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly-owned Subsidiary of the Company;

provided, that, in any such case, after giving effect thereto: (x) no Default or Event of Default shall have occurred and be continuing and (y) in the case of any merger or consolidation to which the Company is a party, the corporation formed by such consolidation or into which the Company shall be merged shall assume the Company’s obligations under this Agreement in a written document satisfactory in form and substance to the Fronting Bank.

(g) Sale of Assets, etc.  Sell, lease, transfer, enter into any sale and leaseback agreement involving or otherwise dispose of (including by the Company to any affiliate of the Company), or permit any of its Subsidiaries to sell, lease, transfer, enter into any sale and leaseback agreement involving or otherwise dispose of, whether in one or a series of transactions, more than 15% (determined at the time of each such sale, lease, transfer, agreement or disposition) of the aggregate Fixed Assets of the Company and its Subsidiaries; provided, however, that the Company may consummate the transactions contemplated by the Transition Plan Order.

(h) Change in Nature of Business. Have as its principal business any business other than the unregulated production, generation and sale of electricity to Affiliates and other Persons, all in compliance with all Applicable Law; and it will only conduct such a business in a manner to ensure its continued operation as an unregulated producer, generator and supplier of electricity and related activities. For purposes hereof, “unregulated” shall mean unregulated by a public utility commission or similar agency of any State.

(i) Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including, without limitation, pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including, without limitation, any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including, without limitation, pursuant to any merger)) any assets of any other Person constituting a business unit, or permit any of its Subsidiaries to do so, except:

(i) Permitted Investments;

(ii) investments and Guarantees existing on the date hereof and set forth in Schedule 5.02(i);

(iii) investments made by the Company in the equity securities or other ownership interests of any of its Subsidiaries and made by any such Subsidiary in the equity securities or other ownership interests of any other such Subsidiary;

(iv) loans or advances made by the Company to any of its Affiliates and made by any such Subsidiary to the Company or any other Affiliate of the Company, in each case in the ordinary course of business;

(v) acquisitions made by the Company from any of its Subsidiaries or made by any such Subsidiary from the Company or any other such Subsidiary;

(vi) any transaction permitted by Section 5.02(f); and

(vii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, other investments, loans, advances, Guarantees and acquisitions, provided that the sum of (A) the aggregate consideration paid by the Company or any of its Subsidiaries in connection with all such acquisitions, (B) the aggregate amount of all such other investments, loans and advances outstanding and (C) the amount of obligations and liabilities outstanding in the aggregate that is Guaranteed pursuant to all such other Guarantees, shall not exceed $5,000,000 at any time.

(j) Restricted Payments. If any Default or Event of Default has occurred and is continuing, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or permit any of its Subsidiaries to do so, except that (i) the Company may declare and pay dividends or other distributions with respect to its equity interests payable solely in additional equity interests, and (ii) any Subsidiary of the Company may declare and pay dividends or other distributions with respect to its equity interests to the Company or any Subsidiary of the Company.

(k) No Action on Bonds. The Company shall not cause, nor shall it consent to, or instruct any other Person to cause, (i) any redemption or defeasance of all or any portion of the Bonds pursuant to the Indenture, (ii) any termination of the Letter of Credit or (iii) any conversion of the Interest Rate Mode applicable to the Bonds; provided that the Company may cause, instruct and direct the Issuer to cause, instruct and direct the Trustee, and the Issuer may cause, instruct and direct the Trustee, to, and the Trustee may, conditionally call all of the Bonds for optional redemption on any date on which the Bonds can be optionally redeemed pursuant to Section 4.01(c)(i) of the Indenture pursuant to such notices and instructions in form and substance reasonably acceptable to the Fronting Bank.

SECTION 5.03. Financial Covenant of the Company. So long as a Drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount to the Fronting Bank with respect to the Letter of Credit under the Credit Agreement or any Company shall have any obligations under any Guaranty Agreement:

(a) Debt to Capitalization Ratio. The Company shall maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. The occurrence of any of the following events (whether voluntary or involuntary) shall be an “Event of Default” hereunder:

(a) Any “Event of Default” under and as defined in the Credit Agreement shall have occurred and be continuing; or

(b) Any Credit Party shall fail to pay any amount of principal, interest, fees or other amounts payable under any Credit Document when due; or

(c) Any representation or warranty made, or deemed made, by any Credit Party herein or by any Credit Party (or any of its officers) in connection with this Agreement, any other Credit Document or any of the Related Documents or any document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Company shall fail to perform or observe any term, covenant or agreement contained in clause (i) of Section 5.01(a) or Section 5.02 or Section 5.03.

(e) Any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any material term, covenant or agreement contained in any of the Related Documents on its part to be performed or observed and, in any such case, such failure shall continue for 30 days after written notice thereof from the Fronting Bank to FirstEnergy or the Company, as the case may be; or

(f) The Company or any of its Subsidiaries shall fail to make when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any payment on any Debt (other than the Debt represented by this Agreement, and the Credit Agreement with respect to the Letter of Credit or the Bonds) the aggregate principal amount of which is greater than $50,000,000, or to make when due any payment of any interest or premium thereon, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event or condition shall occur and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect thereof is to accelerate, or to permit the acceleration of (other than by a specified mandatory redemption provision in connection with pollution control bonds unrelated to any default or event of default with respect thereto) the maturity of any such Debt; or any such Debt shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a specified mandatory redemption provision in connection with pollution control bonds unrelated to any default or event of default with respect thereof) prior to the stated maturity thereof; or

(g) (i) The Company or any Subsidiary of the Company shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, or (E) commence a voluntary case under the Bankruptcy Code or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or any order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing, or (ii) if, without the application, approval or consent of the Company or such Subsidiary, a proceeding shall be instituted in any court of competent jurisdiction, seeking in respect of the Company or such Subsidiary an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law and if such proceeding is being contested by the Company or such Subsidiary in good faith, the same shall (x) result in the entry of an order for relief of any such adjudication or appointment or (y) continue undismissed, or pending and unstayed, for any period of sixty (60) consecutive days; or

(h) Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by the Fronting Bank, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(j) The Company or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

(k) Any “Event of Default” under and as defined in the Indenture shall have occurred and be continuing; or

(l) Any approval or order of any Governmental Authority related to any Credit Document or any Related Document shall be (i) rescinded, revoked or set aside or otherwise cease to remain in full force and effect, or (ii) modified in any manner that, in the opinion of the Fronting Bank, could reasonably be expected to have a Material Adverse Effect with respect to any Credit Party; or

(m) Any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Credit Documents or the Related Documents unauthorized, illegal or otherwise contrary to Applicable Law; or

(n) Any provision of this Agreement, or any material provision of any Related Document to which any Credit Party is a party, shall at any time for any reason cease to be valid and binding on such Credit Party other than in accordance with the terms of such Related Document, or shall be declared to be null and void, or the validity or enforceability thereof shall be denied or contested by such Credit Party, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over such Credit Party seeking to establish the invalidity or unenforceability thereof and such Credit Party shall fail diligently or successfully to defend such proceeding; or

(o) The Custodian Agreement after delivery under Article III hereof shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by the Custodian Agreement and subject to the exceptions permitted thereunder) in any of the collateral purported to be covered thereby, provided, that such failure or cessation relating to any non-material portion of such collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Company becomes aware thereof; or

(p) A Change in Control (Company) shall occur.

SECTION 6.02. Upon an Event of Default. If any Event of Default shall have occurred and be continuing, the Fronting Bank may (i) by notice to the Credit Parties, declare the obligation of the Fronting Bank to issue the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) give notice to the Trustee (A) directing a mandatory purchase of the Bonds as provided in Section 5.01(b)(iii) of the Indenture and/or (B) as provided in Section 11.02 of the Indenture to declare the principal of all Pledged Bonds then outstanding to be immediately due and payable, and (iii) in addition to other rights and remedies provided for herein or in the Custodian Agreement or otherwise available to any of them, as holder of the Pledged Bonds or otherwise, exercise all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time, provided that, if an Event of Default described in Section 6.01(g) shall have occurred or an Event of Default described in Section 6.01(a) shall have occurred by virtue of an event of default under Section 6.01(f) of the Credit Agreement, then, automatically, (x) the obligation of the Fronting Bank to issue the Letter of Credit shall terminate, (y) all amounts payable hereunder or under any other Credit Document or in respect hereof or thereof and any Advance, all interest thereon and all amounts payable under the Credit Agreement with respect to the Letter of Credit shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Credit Parties and (z) the Fronting Bank shall give the notice to the Trustee referred to in clauses (ii) above (iii). The remedies set forth hereunder shall not limit the application or exercise of any remedy set forth under the Credit Agreement.

ARTICLE XII

MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of any Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Fronting Bank, FirstEnergy and the Company and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including telegraphic communication) and mailed, telecopied, telegraphed or delivered as follows:

FirstEnergy and the Company:

FirstEnergy Corp. FirstEnergy Generation Corp. 76 South Main Street Akron, Ohio 44308 Attention: Treasurer Telecopy No.: (330) 384-3772

The Fronting Bank:
Barclays Bank PLC 200 Park Avenue, 4th Floor New York, New York 10166 Attention: David E. Barton Telecopy No.: (212) 412-7511

with a copy to:

Barclays Bank PLC c/o Barclays Capital Services, LLC 200 Cedar Knolls Road Whippany, NJ 07981 Attention: Dawn Townsend Telecopy No.: (973) 576-3017

or, as to each party or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three days after being deposited in the mails or when sent by telecopy or telex or delivered to the telegraph company, respectively, addressed as aforesaid.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Fronting Bank to exercise, and no delay in exercising, any right hereunder or under any other Credit Document or the Credit Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Set-off. (a) Upon the occurrence and during the continuance of any Event of Default, the Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Fronting Bank to or for the credit or the account of any Credit Party against any and all of the obligations of the Credit Parties now or hereafter existing under any Credit Document, irrespective of whether or not the Fronting Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured.

(b) The Fronting Bank agrees promptly to notify the Credit Parties after any such set-off and application referred to in subsection (a) above; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Fronting Bank under this Section 7.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Fronting Bank may have.

SECTION 7.05. Indemnification. The Credit Parties hereby indemnify and hold the Fronting Bank harmless from and against any and all claims, damages, losses, liabilities, costs and expenses which such party may incur or which may be claimed against such party by any Person:

(a) by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in the Official Statement or any amendment or supplement thereto, except to the extent contained in or arising from information in the Official Statement (or any amendment or supplement thereto) supplied in writing by and describing the Fronting Bank; or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they were made, not misleading; or

(b) by reason of or in connection with the execution, delivery or performance of this Agreement, the other Credit Documents or the Related Documents, or any transaction contemplated by this Agreement, the other Credit Documents or the Related Documents, other than as specified in subsection (c) below; or

(c) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Credit Parties shall not be required to indemnify any such party pursuant to this Section 7.05(c) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (i) the Fronting Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with terms of the Letter of Credit or (ii) the Fronting Bank’s willful or grossly negligent failure to make lawful payment under the Letter of Credit after the presentation to it by the Trustee or the Tender Agent under the Indenture of a certificate strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 7.05 is intended to limit the Credit Parties’s obligations contained in Article II. Without prejudice to the survival of any other obligation of the Credit Parties hereunder or under any other Credit Document, the indemnities and obligations of the Credit Parties contained in this Section 7.05 shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Letter of Credit.

SECTION 7.06. Liability of the Fronting Bank. Each Credit Party assumes all risks of the acts or omissions of the Trustee, the Tender Agent, the Paying Agent and any other beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. None of the Fronting Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Trustee, the Tender Agent, the Paying Agent and any other beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Fronting Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Credit Parties shall have a claim against the Fronting Bank and the Fronting Bank shall be liable to the Credit Parties, to the extent of any direct, as opposed to consequential, damages suffered by the Credit Parties which the Credit Parties prove were caused by (i) the Fronting Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Fronting Bank’s willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Trustee or the Paying Agent under the Indenture of a certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting Bank may accept original or facsimile (including telecopy) certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 7.07. Costs, Expenses and Taxes. The Credit Parties agree to pay on demand all costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement, the Letter of Credit, the other Credit Documents and any other documents which may be delivered in connection with the Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Fronting Bank incurred in connection with the preparation and negotiation of this Agreement, the Letter of Credit, the other Credit Documents and any document delivered in connection therewith and all costs and expenses incurred by the Fronting Bank (including reasonable fees and out-of-pocket expenses of counsel) in connection with (i) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of the Letter of Credit, (ii) any and all amounts which the Fronting Bank has paid relative to the Fronting Bank’s curing of any Event of Default resulting from the acts or omissions of any Credit Party under this Agreement, any other Credit Document or any Related Document, (iii) the enforcement of, or protection of rights under, this Agreement, any other Credit Document or any Related Document (whether through negotiations, legal proceedings or otherwise), (iv) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Fronting Bank from paying any amount under the Letter of Credit or (v) any waivers or consents or amendments to or in respect of this Agreement, the Letter of Credit or any other Credit Document requested any Credit Party. In addition, the Credit Parties shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Letter of Credit, any other Credit Documents or any of such other documents (“Other Taxes”), and agrees to save the Fronting Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.

SECTION 7.08. Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by FirstEnergy, the Company and the Fronting Bank and thereafter shall (a) be binding upon FirstEnergy, the Company and their respective successors and assigns, and (b) inure to the benefit of and be enforceable by the Fronting Bank and each of its successors, transferees and assigns; provided that, neither FirstEnergy nor the Company may assign all or any part of its rights or obligations under any Credit Document without the prior written consent of the Fronting Bank.

SECTION 7.09. Assignments and Participation. The Fronting Bank may assign its rights and obligations under this Agreement in the same manner as is permitted with respect to the assignment of the Credit Agreement as set forth in Section 8.08 of the Credit Agreement. The Fronting Bank may sell participations in its rights and obligations under this Agreement in the same manner as is permitted with respect to the sale of participations in the Credit Agreement as set forth in Section 8.08 of the Credit Agreement. Nothing contained in this Section 7.09 shall be construed to relieve the Fronting Bank of any of its obligations under the Letter of Credit.

SECTION 7.10. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 7.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 7.13. Submission To Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Related Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the parties at their address set forth in Section 7.02 or at such other address of which the Fronting Bank shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 7.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 7.14. Acknowledgments. Each Credit Party hereby acknowledges:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the other Credit Documents and other Related Documents;

(b) the Fronting Bank has no fiduciary relationship to any Credit Party, and the relationship between Fronting Bank, on the one hand, and any Credit Party on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists between any Credit Party and the Fronting Bank.

SECTION 7.15. WAIVERS OF JURY TRIAL. FIRSTENERGY, THE COMPANY AND THE FRONTING BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS SECTION 7.15 SHALL NOT BE CONSTRUED TO CONFER A BENEFIT UPON, OR GRANT A RIGHT OR PRIVILEGE TO, ANY PERSON OTHER THAN THE PARTIES HERETO.

SECTION 7.16. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.17. “Reimbursement Agreement” for Purposes of Indenture. This Agreement and/or the Credit Agreement (to the extent of obligations of FirstEnergy thereunder with respect to the Letter of Credit), as the context may require, shall be deemed to be a “Reimbursement Agreement” for the purpose of the Indenture.

SECTION 7.18. USA PATRIOT Act. The Fronting Bank hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Fronting Bank to identify such Credit Party in accordance with the Act.

ARTICLE XIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability .

(a) The Company hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all payment, performance and other obligations of FirstEnergy now or hereafter existing under or in respect of the Credit Agreement and the other Credit Documents (including, without limitation, the Reimbursement Obligations and any extensions, modifications, substitutions, amendments or renewals of any or all of the Reimbursement Obligations) solely with respect to the Letter of Credit, whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, (i) the obligation of FirstEnergy to pay principal, interest, letter of credit fees, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by FirstEnergy under the Credit Agreement or any Credit Document with respect to the Letter of Credit, (ii) the obligation of FirstEnergy to reimburse any amount in respect of any drawing under the Letter of Credit and (iii) any liability of FirstEnergy on any claim relating to the Letter of Credit, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Bank under (and as defined in) the Credit Agreement or the Fronting Bank (each a “Beneficiary”) in enforcing any rights under this Guaranty or, to the extent related to the Letter of Credit, any other Credit Document. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by FirstEnergy to any Beneficiary under or in respect of the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving FirstEnergy. The Company hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. This Guaranty is a continuing guaranty.

(b) The Company, and by its acceptance of this Guaranty, the Fronting Bank hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of the Company hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations. To effectuate the foregoing intention, the Fronting Bank and the Company hereby irrevocably agree that the Guaranteed Obligations at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(g) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

SECTION 8.02. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Beneficiary with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of FirstEnergy under or in respect of the Credit Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against FirstEnergy or whether FirstEnergy is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of FirstEnergy under or in respect of the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to FirstEnergy or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of FirstEnergy or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of FirstEnergy or any of its Subsidiaries;

(f) any failure of any Beneficiary to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of FirstEnergy now or hereafter known to such Beneficiary (the Company waiving any duty on the part of Beneficiaries to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Company or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of the Company, FirstEnergy or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments .

(a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against FirstEnergy or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against FirstEnergy, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of any Beneficiary to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of FirstEnergy or any of its Subsidiaries now or hereafter known by such Beneficiary.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against FirstEnergy that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against FirstEnergy, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from FirstEnergy, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, the Letter of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Stated Expiration Date of the Letter of Credit, and (c) the latest date of expiration or termination of the Letter of Credit, such amount shall be received and held in trust for the benefit of the Beneficiaries, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Fronting Bank in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to any Beneficiary of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Stated Expiration Date shall have occurred and (iv) the Letter of Credit shall have expired or been terminated, the Beneficiaries will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 8.05. Subordination. If any Default shall have occurred and be continuing, the Company agrees to subordinate any and all debts, liabilities and other obligations owed to the Company by FirstEnergy (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.05:

(a) Prohibited Payments, Etc. Except during the continuance of an Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to FirstEnergy), the Company may receive regularly scheduled payments from FirstEnergy on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to FirstEnergy), however, unless the Fronting Bank otherwise agrees, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to FirstEnergy, the Company agrees that the Beneficiaries shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to FirstEnergy), the Company shall, if the Fronting Bank so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Beneficiaries and deliver such payments to the Fronting Bank on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

(d) Fronting Bank Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other FirstEnergy), the Fronting Bank is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Fronting Bank for application to the Guaranteed Obligations (including any and all Post Petition Interest).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

FIRSTENERGY CORP.

By:
Name:
Title:

FIRSTENERGY GENERATION CORP.

By:
Name:
Title:

BARCLAYS BANK PLC, acting through its
New York Branch, as Fronting Bank

By:
Name:
Title:

Signature Page to Supplemental Letter of Credit Agreement
OHIO AIR QUALITY DEVELOPMENT AUTHORITY
STATE OF OHIO POLLUTION CONTROL
REVENUE REFUNDING BONDS SERIES 2006-A
(FirstEnergy Generation Corp. Project)